EXHIBIT 99.1

June, 2013 Podcast

Hello everyone, this is Eldad Eilam, CEO of GraphOn and hopTo. It’s been a while since my last podcast so I figured it’s time for a quick update, as there is much activity here in hopTo land.

Forward Looking Statements

Before we get started, as usual, I need to remind you all that this podcast contains forward looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward looking statements.  At the end of this podcast, I will list some of the factors that can cause such differences.  Please listen to entire podcast, including our discussion of forward looking statements.

Annual Meeting update

I’d like to start with a quick corporate update. Last month we had our annual shareholder’s meeting, and our shareholders voted to approve two items that may require some explanation.

First of all, our shareholders approved a name change of the company from GraphOn to hopTo, to reflect our focus on the hopTo product going forward. I should point out that this approval doesn’t mean that the company has been renamed, nor even that a name change is ABOUT to take place. It is merely an approval to allow our board to execute such a name change should we decide it is in the company’s best interest. Such decision has not been made yet, and needless to say we will announce such a change if and when it happens.

In that same meeting, our shareholders also approved a reverse split of our stock at a ratio of 4:1 up to 10:1, which means that they’ve given our board the discretion to decide when and IF to perform a reverse split, and the board can choose the ratio that makes the most sense, within the range approved by shareholders. Once again, an actual reverse split HAS NOT been approved by the board and is not guaranteed to happen -- it simply means that our board is now authorized by shareholders to do this, if it is deemed to be beneficial to the company.

A reverse split would serve two purposes. First of all, it would be a critical step in an uplisting to a national securities exchange such as NASDAQ, which require (among other things) a minimum bid price to be listed.  Second, an increase of our share price potentially opens the door to certain investors who currently cannot trade our stock because it falls below their price floor.

Warrants

The other corporate matter I wanted to discuss is the warrant exercise funding we closed a couple of weeks ago. We privately negotiated deals whereby five of the largest investors from our 2011 funding exercised their warrants in order to increase their direct investment in the company in support of our various activities. Naturally, we will be using these funds to further build hopTo and to further strengthen our foundational IP.

The funding provided the company with about $2.3M of gross proceeds, and the participating investors received one new warrant, exercisable at $1 per share, for every two existing warrants they exercised. I particularly like this deal because these investors were already significant owners prior to exercising their warrants, which suggests that they did not exercise in order to sell -- I believe they exercised in order to bring additional capital into the company, and that they have no plans of selling these shares any time soon.

Office for iPhone

Another thing I wanted to talk about is the recent release of Microsoft Office for iPhone. After months of industry rumors, Microsoft finally released Office for the iPhone, and some of you may be interested to hear our thoughts about this new release and about whether or not this affects hopTo in any way.

Property of hopTo Inc.

The first thing to keep in mind is that this release is strictly for the iPhone. It does not support the iPad nor any Android devices. We find this to be a significant decision on Microsoft’s part. There is industry consensus that the iPhone is not a significant productivity device for document editing, whereas many users view the iPad as a potential laptop replacement, should the right software be made available for it.

We also find it highly unlikely that Microsoft will release a truly useful version of Office  for the iPad given their currently ongoing “Less talking. More doing.” major media ad campaign in which they portray the iPad as a media consumption device more suited for “play” whereas their Windows 8 tablets are portrayed as capable productivity tools, with an emphasis on Office productivity. There is a segment in one of those ads where we see a Windows 8 user editing a Powerpoint slideshow, and we see a failed attempt to open that same slideshow on the iPad (which is something we at hopTo have demoed many times), after which we hear Siri’s iconic voice saying something like “Sorry, I guess I don’t support Powerpoint”.

Seeing this ad reinforces our view that Microsoft is not likely to introduce a truly powerful, full-featured version of Office for the iPad any time soon. Looking at the newly released Office for iPhone, we see an extremely limited version that is really only going to be useful for users who have all of their documents up on Microsoft Skydrive. If you don’t, getting documents in and out of Office for iPhone is going to be very cumbersome. At the same time, Office for iPhone ironically suffers from the same compatibility issues as other “Office-like” solutions out there. For example, Powerpoint presentations aren’t always rendered correctly, and other compatibility issues we’ve talked about in the past.

In talking about how hopTo is different, there are two aspects to consider: The workspace, and the document editing capabilities. Now, I’d like to say a few words about the workspace. You see, on desktop systems such as Windows and Mac OS, productivity tools such as Office don’t need a “workspace” -- the workspace is the operating system. It lets you manage your files, share them, synchronize them with cloud storage, and so on and so forth. Then when you need to edit a document, you open it in an application like Office, and then it can be saved, and immediately synchronized to a cloud storage service, for example.

The problem is that mobile devices don’t do that -- they just don’t offer that centralized workspace. Each app stands on its own. For example, the iPad completely lacks a centralized file storage mechanism, and each app has its own file storage repository that is completely separate from the other apps (Apple did this for security reasons). This means that there is no easy way for a user to open a file stored in a remote location (such as Dropbox), edit it on the iPad, and save it directly back to Dropbox. This is quite different from the Mac or the PC, where various cloud sync services (such as Dropbox’s sync service) make this process completely seamless.

At the same time, consider an attachment that arrives in an email message on your iPad. iOS lets you open that attachment in another app, edit it, and then email it back to someone, but the question is, where is your edited copy going to be stored after you send it? The answer is, only within the app you used to edit the document, which means that there’s not going to be an easy way to find, retrieve, and back up that document at a later time. This is where hopTo is vastly superior. It is a cleverly built, beautifully simple, centralized file management system that shows you everything you have, no matter where it’s stored, and automatically stores your changes back to your cloud storage or your PC, depending on the origin of the document.

This flexibility, and the elegant user interface that we’ve wrapped it in, is how we are vastly different from Microsoft’s product. Yes, Microsoft’s product lets you directly access your Skydrive documents from within the app, but that’s about it. I believe far more people use Box, Dropbox, Google Drive, and their own PCs. Microsoft is ignoring all of those markets! By the way, we are confident that we will retain this edge if/when Microsoft adds iPad support for their product -- it just doesn’t make much strategic, competitive sense for them to be as flexible as hopTo is.

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At the same time, hopTo’s document editing capabilities are gradually growing to a point where we believe we will become the industry leader in terms of our feature set and level of compatibility with Microsoft Office. In the past six months we’ve added plenty of additional functionality to our word processor and spreadsheet, and we intend to continue doing so. Ironically, when you compare our level of Office compatibility to others, we easily beat all of our competitors, including Office for iPhone! For example, some Powerpoint presentations render incorrectly on Office for iPhone and perfectly on hopTo. This is just one more data point on how Office for iPhone is NOT the real Office.

hopTo Public Beta

As you all know, in April we released the 1st hopTo public beta. The public beta, which was released on time, is dubbed hopTo 1.0 in the Apple App Store because Apple doesn’t officially allow “betas” in the App Store. Still, we are sticking to our original plan, which was to internally consider hopTo 1.0 to be a beta, which means that no marketing efforts whatsoever were made. The purpose of this public beta is to give us additional time to perfect hopTo, while getting more significant data from users on bugs, missing features, design concerns, and other user feedback.

This program has gone very well, allowing us to get feedback from thousands of users, versus the few hundred private beta users we had before. The 1.0 beta was always designed to be a soft launch, with no marketing efforts. In fact, we intentionally avoided the spotlight because we are convinced that we should only expose hopTo to a larger user base when we feel that it’s fully baked and ready for industry reviews, etc. The good news is that that moment is fast approaching, and we are now gearing up for a full-blown launch, including PR work, etc.

hopTo 2.0

At the moment, our team is working around the clock to create hopTo 2.0. hopTo 2.0 is significant because it’s going to be our first GA (General Availability) release, which means that we plan to actively market and promote it.

hopTo 2.0 is a major upgrade that reinvents many aspects of the product, and includes many significant improvements. What we’re doing is we’re turning hopTo into a true cloud product that no longer requires a Windows PC, so users will be able to use it without having to install anything other than the mobile app. It hugely simplifies the process of getting started on hopTo and it directly addresses the #1 comment we heard from our beta users: Not all of them are able or willing to rely on their PCs.

Now, having said that we still firmly believe that for many users the concept of the personal cloud -- where you use your own PC as cloud storage -- is attractive and we’re absolutely keeping it in the product, but it’s now going to become an optional feature. In fact, we’ll be building on that feature by significantly simplifying the setup process, and adding Mac support as well, so in terms of flexibility hopTo 2.0 should appeal to an even wider audience range – Cloud, PC and Mac users.

Other than these improvements we’re also making significant feature enhancements and user interface upgrades, many of which are based on comments we’ve heard in the past six months, since our first private beta. When I think of hopTo 2.0 I believe we are going to have a very powerful, highly competitive product in the mobile productivity space. I think it will impress mobile users, particularly those who have tried products such as CloudOn, QuickOffice, Google Drive, and the new Office for iPhone.
Our plan is to release hopTo 2.0 in Q3, along with a marketing effort that will include videos, press coverage, and so on. Please stay tuned for updates.

The next step after hopTo 2.0 will be the first hopTo business edition, which we expect to release before the end of the year. hopTo business builds upon the powerful hopTo platform with additional group features and security capabilities that are suited for small-medium businesses. Naturally, I can’t get into too much detail, but I can tell you that there are quite a few dramatic, game changing features in the pipeline that we haven’t yet revealed.

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Ultimately, products like hopTo don’t win based on a single feature -- they win by having a compelling, winning combination of features that are executed flawlessly. That’s what we’re driving towards -- it’s a process, not a single event. Still, based on all the feedback we’ve received so far, we firmly believe that hopTo 2.0 is going to contain the right feature set to bring in a significant user base who will use hopTo as their goto mobile productivity tool.

Conclusion

That’s all I have for today. Before closing, here’s one more legal comment added by our legal folks. The factors that may cause a material difference between our actual results and our current expectations and estimates include the fact that the success of our new products depends on, among other things, market acceptance of our hopTo product; our ability to manage the risks associated with new product introductions; our ability to timely and successfully develop and market new versions of hopTo; competition from both large software companies and from productivity app developers who seek to offer comparable solutions to hopTo; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other documents we have filed with the SEC.

That’s all I have for today. Hope you found this update helpful, and thanks for listening!

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